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Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

The Manager of
Texas Roadhouse Holdings LLC and Entities Under Common Control

        We consent to the use of our report included herein and to the reference to our firm under the headings "Experts," "Summary—Summary Historical and Pro Forma Combined Financial and Operating Data—Historical Combined Financial and Operating Data" and "Selected Historical and Pro Forma Combined Financial and Operating Data—Historical Combined Financial and Operating Data" in the prospectus. Our report refers to the adoption of the provisions of the Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

/s/  KPMG LLP
Louisville, Kentucky
August 30, 2004

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm